Exhibit 19

Insider Trading Policy

Organization: Legal	Policy ID : HP010-06	Last revision: 01-June-2023
Sponsor: Rick Hansen	Contact: Insidertrading.compliance@hp.com	Last Revalidation on : 18-June-2024
Purpose
Compliance with the U.S. securities laws is an area of critical importance to HP Inc. (together with its subsidiaries, “HP”). In furtherance of that goal, HP has developed this policy to facilitate compliance with federal and state securities laws and rules of the U.S. Securities and Exchange Commission (the “SEC”) relating to insider trading. In the course of conducting HP’s business, you may come into possession of material information about HP or other entities that is not available to the investing public (referenced herein as “material non-public information,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material non-public information. Compliance with this policy is critical, as there are severe penalties for failures to comply with the federal and state laws and SEC rules relating to insider trading. Penalties can include heavy fines, prison time, and other civil and criminal penalties. In addition, any failure to comply with this policy may subject you to Company-imposed sanctions, up to and including termination of your employment or other relationship with HP, whether or not the failure to comply results in a violation of law.
You are responsible for ensuring that you do not violate federal or state securities laws or this policy.
Scope
This policy must be followed by (1) all full- and part-time HP employees and contractors, wherever located, (2) all members of HP Inc.’s Board of Directors (“BoD Members”), and (3) all family members who either share the same household with any of the foregoing persons or do not share the same household, but whose transactions the foregoing persons direct, influence or control, as well as any entities they control (all of which are collectively referred to in this policy as “covered persons”). HP may also determine that other persons should be subject to this policy, such as contractors, consultants and external advisors who have access to material non-public information about HP; such determination shall be made by the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees). Any other person who becomes subject to this policy is also considered a “covered person.” It is your responsibility to make sure that you comply with this policy and that any of your family members sharing your household and any entities that you control also comply with this policy.
Policy
1.Prohibited Activity
No Trading While Aware of Material Non-Public Information
The U.S. securities laws include insider trading laws that prohibit any person from trading in securities of a company while the person is aware of material non-

public information about that company (see Sections 2 and 3 below for guidance on whether information is “material” and/or “non-public”).
U.S. insider trading laws apply to people outside the United States who trade within the United States. Similar laws in other countries may apply to trading by covered persons who are located in those countries or to trades on exchanges that are located there. In addition, Member States of the European Union have implemented legislation restricting insider trading, and many other European countries apply similar laws.
It is illegal for a covered person who is aware of material non-public information about HP or another company to trade in securities of HP or such other company until that information ceases to be either (a) material or (b) non-public (you should generally consider information to be non-public until one full trading day after HP discloses the information to the public).
In addition, covered persons who are aware of material non-public information when their employment or other service relationship with HP terminates may not trade in HP securities until that information is no longer material or has been publicly disclosed.
No Tipping
U.S. insider trading laws and this policy also prohibit “tipping,” or the passing of material non-public information to others or making recommendations or expressing opinions to others about the purchase or sale of HP securities while a person is aware of material non-public information. As such, you are prohibited from “tipping.” This policy against “tipping” applies to information about HP and its securities, as well as to information about other companies. This policy applies regardless of whether the person or entity who receives the information, the “tippee,” is related to you and regardless of whether you receive any monetary benefit from the tippee. Persons with whom you have a history, pattern or practice of sharing confidences, such as family members, close friends and financial and personal counselors, may be presumed to act on the basis of information known to you. You should take special care to not disclose material non-public information to such persons.
This policy does not restrict legitimate business communications among HP personnel who require material non-public information to perform their business duties. Confidential or material non-public HP information may be disclosed internally within HP only to those personnel with a business need to know such information. Otherwise, you may not disclose material non-public information to HP personnel or to persons outside HP, unless you are specifically authorized to do so.
If you are authorized to disclose the material non-public information to persons outside of HP, then prior to disclosure, the recipient of the information must agree, in writing, to keep the information confidential. As a reminder, HP’s Confidential Information Policy (available here) applies and provides that HP confidential information may be disclosed outside the company only by persons who are authorized to disclose such information and only in compliance with HP policies.
2.Material Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in determining whether to trade in a security, or the information, if made public, likely would affect the market price of a company’s securities. Both negative and positive information can be material. Examples of potentially material information include, but are not limited to, information about any of the following:
•consolidated reported worldwide, segment or business (i.e., Personal Systems, Printing, 3D Print and Corporate Investments) or regional (i.e., Americas, APJ and EMEA) revenue, margins, earnings or other significant financial information, including guidance and other preliminary financial information;
•significant writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations and business disruptions;
•pending or proposed mergers, acquisitions, tender offers, joint ventures, restructurings, changes in assets and financings or re-financings;
•major new products or discoveries;
•significant customer or supplier news;
•changes in control or changes in BoD Members or executive management;
•liquidity problems or impending bankruptcy;
•changes in auditors, auditor resignation or auditor notification that HP may no longer rely on an audit report;
•events affecting HP’s securities (e.g., defaults on senior debt, changes in dividends, stock splits, stock buy-backs, rights of securityholders, additional debt offerings or downgrades of HP debt securities, etc.) and changes in, or developments related to, HP’s credit ratings;
•information relating to cybersecurity risks and incidents;
•HP’s internal assessment of, the actual or threatened initiation of, or a settlement or judgment in a significant litigation, investigation or regulatory inquiry; or
•other significant information.
The above list is not exhaustive. Other kinds of information also may be material, depending on their quantitative and qualitative significance. Federal, state and securities exchange investigators will scrutinize a questionable securities transaction after-the-fact with the benefit of hindsight, so you should always err on the side of caution.
Questions. If you have questions regarding a specific proposed transaction, please contact the Deputy General Counsel, Corporate.
3.Non-public Information
Information is considered non-public unless it has been disseminated in a manner that makes it generally available to the public and gives the market sufficient time to react to the information. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should assume that information is non-public, unless you can point to its official release by HP in at least one of the following ways:
•publicly available filings with the SEC;

•widely disseminated in a HP press release; or
•a properly-noticed, publicly available webcast.
Additionally, at least one full trading day must lapse following such disclosure, in order to permit time for the market to absorb and evaluate the information.
Information is non-public if it is disseminated solely through other methods, such as a posting on HP’s internal or external website or in a meeting, conference or presentation not open to the general public or major media.
4.Trading Activities
Covered Restricted Trading Activities. Trading activities in HP securities that are restricted while a covered person is aware of material non-public information (and during any applicable closed trading window, as discussed below) include, but are not limited to:
•transactions in or offers to buy or sell HP’s common stock, bonds and other debt securities, convertible debentures and warrants, or other HP securities in the open market (including short selling of HP securities);
•selling HP shares that were purchased upon exercise of a HP stock option;
•elections to begin or terminate investing in HP securities held in HP’s 401(k) plan;
•elections to increase or decrease the portion of a HP employee’s periodic contributions to HP’s 401(k) plan for the U.S. that will be allocated to a HP stock fund account;
•elections to borrow money against HP’s 401(k) plan account or prepay a 401(k) plan loan where the borrowing or loan prepayment will result in the increase or decrease of the funds in a HP stock fund account in HP’s 401(k) plan;
•elections to transfer funds to or from a HP stock fund account in HP’s 401(k) plan;
•elections to liquidate some or all of an investment in a HP stock fund account in HP’s 401(k) plan;
•enrolling in or elections to increase or decrease the amount of periodic contributions to HP’s dividend reinvestment plan;
•selling HP shares purchased under HP’s dividend reinvestment or employee stock purchase plan;
•voluntary purchases resulting from any additional contributions made to HP’s dividend reinvestment plan; and
•gifts of HP shares or other HP securities, including to family members or family trusts or other charitable donations.
Unrestricted Trading Activities. Trading activities in HP securities that are not prohibited while a covered person is aware of material non-public information and that are not prohibited during a closed trading window include:
•purchases of HP shares under HP’s 401(k) plan for the U.S. through periodic contributions to the 401(k) plan pursuant to automatic payroll deductions;

•automatic purchases of HP shares under HP’s dividend reinvestment plan resulting from the reinvestment of dividends paid on HP shares;
•regular/scheduled, continuing purchases of HP shares through HP’s employee stock purchase plan;
•enrolling in or elections to increase or decrease the amount of periodic contributions to HP’s employee stock purchase plan so long as such plan is funded by newly issued shares or shares held in treasury;
•trades pursuant to Rule 10b5-1 trading plan that was entered into during an open trading window (as discussed below);
•vesting of HP stock options, restricted stock or restricted stock units;
•exercise of stock awards where no HP shares are sold in the market to fund the option exercise or related taxes (i.e., net exercise or a cash exercise);
•making a cash payment to avoid the sale or withholding of HP shares, or electing for HP to withhold shares, in order to cover amounts that must be withheld for the payment of taxes upon the vesting of a stock award, provided that (i) the election is made during an open trading window and when the covered person is not aware of any material non-public information about HP, and (ii) the election is irrevocable, such that it will result in the automatic payment of such tax in cash (or withholding of HP shares) at the time of vesting without any further action by the covered person; or
•transfers of securities from one brokerage account to another brokerage account with identical ownership; provided, that if you are a BoD Member, executive officer or other Section 16 filer subject to preclearance (see Section 8), then prior to making such a transfer, you should notify the Deputy General Counsel, Corporate (or their designee).
Standing and Limit Orders
Covered persons are responsible for closely monitoring and managing any standing and limit orders to ensure that they do not result in trading that is prohibited by this policy.  Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a covered person is in possession of material non-public information.  Any pending standing and limit orders placed by a designated insider during an open trading window should be cancelled when the trading window closes.
5.Trading Windows and Blackout Periods
Quarterly Trading Windows
HP’s quarterly trading window generally opens one full trading day after earnings are released, and closes at the end of trading (i.e., 4:30 PM Eastern / 1:30 PM Pacific) on the last day of the second month of the fiscal quarter (unless such day is not a trading day, in which case the window closes at midnight on such day).
HP imposes a trading window on the following persons and (i) their family members with whom they share the same household, (ii) their family members with whom they do not share the same household but whose transactions they direct, influence or control and (iii) entities they control:
•Members of HP Inc.’s Board of Directors;
•HP’s Executive Leadership Team and all executive officers;
•All HP executive-level employees (including all employees with executive vice president, senior vice president, vice president or equivalent level roles);
•All HP Director-level employees;
•Employees in HP Legal at the “strategist” or equivalent job level; and
•All other designated employees and persons with access to interim financial data about HP’s fiscal quarter-to-date results or other material non-public information.
Those persons are commonly referred to as “designated insiders” and may trade in HP securities only when the trading window is “open,” and only if they are not then aware of any material non-public information about HP.
Trading in HP securities during a trading window should not be considered a “safe harbor,” and all HP BoD Members, executive officers, employees and other covered persons under this policy, regardless of whether or not they are classified as “designated insiders” due to their role or level, must use good judgment at all times when trading in HP securities and may not, under any circumstances, trade, directly or indirectly in HP securities, while aware of material non-public information about HP, regardless of whether a trading window is open.
Trading window opening and closure notices are sent quarterly via email to all persons who have been identified as being subject to a trading window. The email notifies recipients of the date the trading window is scheduled to open and the date the trading window will close. Each person subject to a trading window is required to comply with HP’s prohibitions on trading during a closed trading window pursuant to this policy, even if he or she did not receive a trading window notice. Designated insiders also receive annual trading window calendars with the expected dates for open and closed trading windows. However, the trading windows specified in these notices and calendars may change and, if an individual or the company comes into possession of material non-public information, the planned open trading window may close earlier. In that case, designated insiders will be notified of changes to the timing for open and closed trading windows via email. See below for additional information regarding “Special Blackout Periods.”
A designated insider will continue to be subject to the quarterly trading window until he or she is no longer classified as a “designated insider.” However, if the person is deemed to no longer be a designated insider outside of an open trading window (whether as a result of change in position or access to financial information or termination of employment with HP), the person may not trade HP securities until the opening of the next trading window.
It is important to note that you may not trade in HP securities during any period that you are aware of material non-public information, even if the trading window is otherwise open and regardless of whether you are a designated insider. For example, a person that is aware that HP is about to sign and announce a large acquisition should not trade in HP securities until the transaction is signed and publicly announced or negotiations are terminated, regardless of whether the trading window is open or closed during such time.
Special Blackout Periods
From time to time, HP may impose a special blackout period (which may apply to persons who are not otherwise subject to the quarterly trading window) and/or close a trading window due to material non-public information developments. In such events, HP will notify particular individuals that they should not engage in any transactions involving HP securities and should not disclose to others the fact that a special blackout period has been imposed. If you are subject to a special blackout period, this blackout also applies to (i) your family members with whom you share the same household, (ii) your family members with whom you don’t share the same household but whose transactions you direct, influence or control and (iii) entities you control. Special blackout periods will end upon public announcement (through at least one of the ways listed in Section 3 of this policy) of the material information that prompted the blackout period.
6.Trading Guidelines
HP has included in Integrity at HP (available here) trading guidelines for all covered persons who are not subject to the trading window. See the section “Do not trade on material non-public information” in Integrity at HP. For covered persons subject to those guidelines, it is usually safe to trade during the period that begins one full trading day after HP announces quarterly or annual results and ends at the end of trading/end of day on the last day of the second month of the fiscal quarter.  However, no covered person may trade at any time, including during this period, in HP securities when he or she is aware of material non-public information about HP.
The foregoing are only guidelines established to encourage trading during periods in which covered persons are less likely to be aware of material non-public information about HP. Covered persons that are not classified as designated insiders subject to Section 5 may trade outside of this period, provided that they are not then aware of material non-public information about HP.
7.Trading in Securities of Other Companies
U.S. insider trading laws and HP policy prohibits trading in the securities of any company, including HP customers, channel partners, suppliers, potential acquisition targets, other business partners or competitors, by persons who are aware of material non-public information about those companies. To facilitate compliance with these laws, HP may impose temporary trading blackout periods on covered persons who are working on transactions involving HP and one or more other companies. If that occurs, those covered persons will be notified that they may not trade in the securities of the other company until all material non-public information about the transaction and that company is either no longer material or no longer non-public. Any person made aware of the existence of such temporary blackout period should not disclose the existence of the blackout to any other person. In addition, if the transaction is potentially material to HP, the temporary trading blackout period also may extend to trading in HP securities.  Regardless of whether a temporary trading blackout has been imposed, you should never trade in the securities of another company while in possession of material nonpublic information about that company that you obtained in the course of performing your duties at HP.
8.Preclearance

HP requires BoD Members, HP’s Executive Leadership Team, all executive officers (generally those officers listed in HP’s Annual Report on Form 10-K), any individual required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended and certain other employees who are so designated (and notified) from time to time to contact the Chief Legal Officer or the  Deputy General Counsel, Corporate (or their respective designees) in advance of trading in HP securities (including a stock plan transaction such as an option exercise, a gift, a loan, a contribution to a trust or any other transfer) and obtain prior approval of the transaction from the Chief Legal Officer or the Deputy General Counsel, Corporate (or their respective designees). All requests should be submitted to the Chief Legal Officer or to the Deputy General Counsel, Corporate (or their respective designees) at least two business days in advance of the proposed transaction. The Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees), as the case may be, will then determine whether the transaction may proceed. This preclearance policy applies even if you are initiating a transaction while a trading window is open.
If preclearance is provided, the trade should be executed within two business days after the approval is obtained, but regardless may not be executed if you acquire material non-public information concerning HP during that time.
If a proposed trade is not approved under the preclearance policy, you should refrain from initiating any transaction in HP securities, and you should not inform anyone within or outside of HP of the restriction.
9.Prohibited Transactions
Covered persons may not engage in any of the following transactions at any time:
Short Sales
Short sales of HP’s securities by covered persons are prohibited. Short sales of HP’s securities evidence an expectation on the part of the seller that the securities will decline in value. Short sales of HP’s securities may also be a signal to the market that the seller does not have confidence in HP or its prospects. In addition, short sales of HP securities may reduce the seller’s incentive to improve HP’s performance since the seller can benefit from a decline in the value of HP’s securities.
Publicly Traded Options
Transactions by covered persons in warrants, puts, calls or other derivatives of HP’s securities on an exchange or in any other organized market are prohibited.  A transaction in options (other than options granted under a HP stock option plan) is, in effect, a bet on the short-term movement of HP’s stock and, therefore, could create the appearance that the trader is trading based on material non-

public information. Transactions in options also may focus a covered person’s attention on HP’s short-term performance at the expense of HP’s long-term objectives.
Hedging Transactions
Covered persons are prohibited from engaging in any hedging transactions that involve HP securities. A hedging transaction generally includes the purchase of a financial instrument designed to hedge or offset any decrease in the market value of HP securities. Hedging transactions include, but are not limited to, prepaid variable forwards, equity swaps, collars and other transactions with exchange funds. These transactions may allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, a covered person may no longer have the same objectives as HP’s other investors. Any questions about what constitutes a “hedging transaction” should be directed to the Deputy General Counsel, Corporate.
Margin Accounts and Pledges
Covered persons are prohibited from holding HP securities subject to margin calls in a margin account or pledging HP securities as collateral for a loan unless appropriate safeguards are established and prior approval of the transaction is obtained from the Deputy General Counsel, Corporate.  Securities held in a “margin account,” which for the purposes of this policy, means a margin account in which HP securities are subject to margin calls, may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral falls. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information about HP.
10.Rule 10b5-1 Trading Plans
Covered persons are permitted to adopt 10b5-1 plans, subject to the rules and limitations set forth herein and in Appendix B of this policy.  Because the rules pertaining to 10b5-1 plans are complex, HP recommends that you work with a broker and be certain you fully understand the limitations and conditions of 10b5-1 plans before you establish a trading plan.
Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, permits the use of pre-arranged, written trading plans (commonly referred to as “10b5-1 plans”) as an affirmative defense to a charge of insider trading, provided that the plan satisfies the conditions of Rule 10b5-1. A person subject to this policy can rely on this defense and trade in HP securities, regardless of their awareness of material non-public information, as long as the transaction occurs pursuant to a 10b5-1 plan that was entered into when the person was not in possession of material non-public information and it complies with the conditions of Rule 10b5-1. Once the 10b5-1 plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Rule 10b5-1 conditions include that the person act in good faith, not modify their trading instructions while aware of material non-public information and not enter into or alter a corresponding or hedging transaction or position.

All 10b5-1 plans will be reviewed prior to implementing any such plan, contract or instruction for compliance with Rule 10b5-1 and HP’s policies.  In addition,10b5-1 plans adopted by HP Inc. BoD Members, executive officers and members of the executive leadership team must be reviewed and approved by the Chief Legal Officer or the Deputy General Counsel, Corporate (or their respective designees). As such, if you are a BoD Member, executive officer or member of the executive leadership team and wish to implement a 10b5-1 plan, you must first pre-clear the plan with the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) prior to the entry into the plan. A 10b5-1 plan can only be entered into during an open trading window and in good faith at a time when you are not aware of material non-public information.  Additionally, Rule 10b5-1 imposes certain cooling-off periods that restrict the timing of the first trade under the 10b5-1 plan.
Changes to an existing 10b5-1 plan are not permitted except in highly exceptional situations, with prior written approval by HP’s Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees). Modification of a plan can affect the extent to which trades that have taken place under the plan prior to amendment are eligible for the affirmative defense provided by Rule 10b5-1. Any amendments must be pre-approved during an open trading window by the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) in writing. Amendments to the amount, price, or timing of the purchase or sale of the securities underlying the 10b5-1 plan will be treated as a termination of the current 10b5-1 plan and the creation of a new plan, and will be subject to all the requirements of establishing a new 10b5-1 plan, including applicable cooling-off periods.
Terminations of 10b5-1 trading plans are not permitted except in highly exceptional situations, with prior written approval by HP’s Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees). If you terminate a 10b5-1 plan, you may not enter into another such plan until at least sixty (60) calendar days after the termination date of the prior plan, except as approved by the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees). The creation of a new plan will be subject to all requirements of establishing a new plan, including applicable cooling-off periods. The Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) may deny approval of a new 10b5-1 plan after the early termination of an existing plan if you have exhibited a pattern of early termination or have adopted a series of short-term plans. Frequent modifications or terminations of a 10b5-1 plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations).
For information about establishing a 10b5-1 plan, please contact global.equity@hp.com. See the 10b5-1 Plan FAQs for further information on 10b5-1 plans, which is attached hereto as Appendix B.
11.Company Transactions
From time to time, HP may engage in transactions in its securities. It is HP’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in HP securities.
12.Compliance with this Policy and Integrity at HP
Compliance with this policy is essential as there can be severe penalties for any failure to comply with the federal securities laws and SEC rules relating to insider trading. For example, if a covered person violates insider trading laws, both the covered person and HP may be subject to severe civil and criminal penalties. Specifically, if you violate the federal insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a prison sentence of up to 20 years. In addition, HP could be subject to a civil fine of up to the greater of $2.479 million, subject to adjustment for inflation, and three times the profit gained or loss avoided as a result of your insider trading violations, as well as a criminal fine of up to $25 million. In addition, if you violate the insider trading laws or this policy, you could be subject to termination from employment or service with HP. The SEC, U.S. Department of Justice, the Financial Industry Regulatory Authority and the securities exchanges each investigate and pursue insider trading violations vigorously. There are no limits on the size of a transaction that will trigger insider trading liability. Even relatively small trades have resulted in SEC investigations and lawsuits.
Integrity at HP also prohibits insider trading. Each HP employee and BoD Member is required to annually review and certify that he or she has reviewed and will comply with Integrity at HP. Accordingly, a violation of this policy or insider trading laws also constitutes a violation of Integrity at HP, which could lead to termination from employment or service with HP. Please contact Insidertradingcompliance@hp.com to discuss any concerns or potential violations of insider trading laws, or consult Integrity at HP for instructions on how to discuss a potential concern or violation of Integrity at HP.
Additional Information and Resources
A set of frequently asked questions is attached as Appendix A to this policy.
The staff of HP Corporate Legal will provide training with respect to these policies and procedures and HP’s compliance with them and with the federal securities laws and SEC rules relating to insider trading periodically, as appropriate.
We also encourage you to visit the Insider Trading Compliance website (link) for further information on insider trading, trading windows and 10b5-1 plans.
Implementation; Amendments
This policy was last updated on June 1, 2023 and is effective immediately.  This policy may be amended from time to time with the approval of HP’s Chief Legal Officer or Deputy General Counsel, Corporate.
References

Confidential Information Policy
Integrity at HP

Insider Trading FAQs (see Appendix A)
Rule 10b5-1 and 10b5-1 Trading Plans FAQs and information (see Appendix B)
HP Legal website

Appendix A
Insider Trading FAQs
Q1: How do U.S. insider trading laws and Integrity at HP affect my transactions in HP’s securities?
A1: If you have material non-public information about HP, it is illegal to trade in HP securities or make recommendations to others about trading in HP securities until such information ceases to be material or non-public (you should generally consider information to be non-public until one full trading day after HP publicly discloses the information through at least one of the ways listed in Section 3 of the HP Insider Trading Policy). If you violate insider trading laws, both you and HP may be subject to severe civil and criminal penalties. A violation of the insider trading laws also constitutes a violation of Integrity at HP.
Q2: What constitutes “material non-public information” about HP?
A2: Information is “material” if a reasonable investor would consider it important in determining whether to trade in a security, or the information, if made public, likely would affect the market price of a company’s securities. Examples of potentially material information may include, but are not limited to:
•consolidated reported worldwide, segment or business (i.e., Personal Systems, Printing, 3D Print and Corporate Investments) or regional (i.e., Americas, APJ and EMEA) revenue, margins, earnings or other significant financial information, including guidance and other preliminary financial information;
•material writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations and business disruptions;
•pending or proposed mergers, acquisitions, tender offers, joint ventures, restructurings, changes in assets and financings or re-financings;
•major new products or discoveries;
•significant customer or supplier news;
•changes in control or changes in members of HP’s Board of Directors (“BoD Members”) or executive management;
•liquidity problems or impending bankruptcy;
•changes in auditors, auditor resignation or auditor notification that HP may no longer rely on an audit report;
•events affecting HP’s securities (e.g., defaults on senior debt, changes in dividends, stock splits, stock buy-backs, rights of securityholders, additional debt offerings or downgrades of HP debt securities, etc.) and changes or developments related to HP’s credit ratings;
•information relating to cybersecurity risks and incidents;

•HP’s internal assessment of, the actual or threatened initiation of, or a settlement or judgment in a significant litigation, investigation or regulatory inquiry; or
•other significant information.
Information is “non-public” if it has not been disseminated in a manner that makes it generally available to the public and gives the market sufficient time to digest the information.
Q3: What types of transactions in HP securities are prohibited by U.S. insider trading laws while I am aware of material non-public information or are restricted under HP’s insider trading policy?
A3: Restricted transactions include (but are not limited to) the following:
•transactions in or offers to buy or sell HP’s common stock, bonds and other debt securities, convertible debentures and warrants, or other HP securities in the open market;
•selling HP shares that were purchased upon exercise of a HP stock option;
•elections to begin or terminate investing in HP securities held in HP’s 401(k) plan;
•elections to increase or decrease the portion of a HP employee’s periodic contributions to HP’s 401(k) plan for the U.S. that will be allocated to a HP stock fund account;
•elections to borrow money against HP’s 401(k) plan account or prepay a 401(k) plan loan where the borrowing or loan prepayment will result in the increase or decrease of the funds in a HP stock fund account in HP’s 401(k) plan;
•elections to transfer funds to or from a HP stock fund account in HP’s 401(k) plan;
•elections to liquidate some or all of an investment in a HP stock fund account in HP’s 401(k) plan;
•enrolling in or elections to increase or decrease the amount of periodic contributions to HP’s dividend reinvestment plan;
•selling HP shares purchased under HP’s dividend reinvestment or employee stock purchase plan;
•voluntary purchases resulting from any additional contributions made to HP’s dividend reinvestment plan; and
•gifts of HP shares or other HP securities, including to family members or family trusts or other charitable donations.
Q4: Do U.S. insider trading laws restrict my ability to exercise my HP employee stock options?
A4: You are permitted to exercise your stock options (without any corresponding sale) at a time when you are aware of material non-public information, provided you pay the exercise price in cash or effect a net exercise (i.e., HP withholds a portion of the shares you would have otherwise received on exercise to satisfy the exercise price). You may not, however, sell shares on the open market (whether through a broker or otherwise) to satisfy the exercise price or related taxes at a time when you are aware of material non-public information.
Q5: What are “trading windows” and how do they affect my ability to trade in HP’s securities?
A5: HP imposes “trading windows” and “trading guidelines” in order to facilitate compliance with insider trading laws.
HP’s quarterly trading window generally opens one full trading day after earnings are released and closes at the end of trading on the last day of the second month of the fiscal quarter (unless such day is not a trading day, in which case the window closes at midnight on such day).

HP has established trading windows for the following persons and (i) their family members with whom they share the same household, (ii) their family members with whom they do not share the same household but whose transactions they direct, influence or control and (iii) entities they control:
•Members of HP Inc.’s Board of Directors;
•HP’s Executive Leadership Team and all executive officers;
•All HP executive-level employees (including all employees with executive vice president, senior vice president, vice president or equivalent level roles);
•All HP Director-level employees;
•Employees in Legal at the “strategist” or equivalent job level; and
•All other designated employees and persons with access to interim financial data about HP’s fiscal quarter-to-date results or other material non-public information.
Those persons listed above are considered “designated insiders” and may trade in HP securities only when the trading window is “open” and if they are not then aware of material non-public information.
Each person that is subject to a trading window will receive quarterly emails notifying them of the period that the trading window is expected to be open in that quarter. However, trading windows are self-applied, and each person is required to comply with the trading window during a particular quarter, even if he or she did not receive a trading window notice.
It is important to note that you may not trade HP securities during any period that you are aware of material non-public information, even if the trading window is otherwise open and regardless of whether you are a designated insider. For example, a person that is aware that HP is about to sign and announce a large acquisition should not trade in HP securities until the transaction is signed and publicly announced or negotiations are terminated, regardless of whether the normal trading window is open or closed during such time.
HP has included trading guidelines in Integrity at HP for all covered persons who are not subject to the trading window. Under those guidelines, it is usually safe for those persons to trade during the period that begins one full trading day after HP announces quarterly or annual results and ends at the end of trading/end of day on the close of the second month of the fiscal quarter (unless such day is not a trading day, in which case the window closes at midnight on such day), provided that they are not then aware of any material non-public information about HP. These are only guidelines established to encourage trading during periods where covered persons are less likely to be aware of material non-public information; those persons may trade outside of this period, provided that such persons are not then aware of material non-public information.
Q6: Can a person trade if he or she is no longer a “designated insider”?
A6: A designated insider will continue to be subject to the quarterly trading window until he or she is no longer classified as a “designated insider. However, if the person is deemed to no longer be a designated insider outside of a trading window (whether as a result of change in position or access to financial information or termination of employment with HP), the person may not trade HP securities until the opening of the next trading window. For example, an employee that receives interim financial data about HP’s fiscal quarter-to-date results would be considered a designated insider and would not be permitted to trade outside of a trading window. If there is a change so that this person no longer receives such financial information, he or she would no longer be deemed a designated insider. If such change occurred during a closed trading window, he or she would not be able to trade HP securities until the next trading window opens.  HP also retains the discretion to place holds on, or otherwise restrict, trading in former employee brokerage accounts if HP determines such individual may be in possession of potential material nonpublic information.
Q7: Can an open trading window close or trading be restricted without prior notice?
A7: Yes, scheduled and pre-announced quarterly trading windows may change without prior notice if an individual or the company comes into possession of material non-public information. In that case, designated insiders will be notified of any changes to the timing for open and closed trading windows via email.
Q8: Do I need approval in advance of trading in HP securities during an open trading window?
A8: BoD Members, HP’s Executive Leadership Team, all executive officers and certain other employees who are so designated (and notified) from time to time are required to contact the Chief Legal Officer or the Deputy General Counsel, Corporate (or their respective designees) in advance of trading in HP securities (including a stock plan transaction such as an option exercise, a gift, a loan, a contribution to a trust or any other transfer) and to obtain prior approval of the transaction from the Chief Legal Officer or the Deputy General Counsel, Corporate (or their respective designees).
Q9: Do U.S. insider trading laws apply to trades of other companies’ securities?
A9: Yes. U.S. insider trading laws apply to the trading in securities of any company, including HP customers, channel partners, suppliers, potential  merger, acquisition, divestiture, or investment counterparties, other business partners and competitors, if you have material non-public information about those companies.
Q10: What if I have additional questions about compliance with U.S. insider trading laws and HP’s Insider Trading Policy?
A10: Please contact the Insider Trading Compliance team at
insidertradingcompliance@hp.com

Appendix B
10b5-1 Plan FAQs[1]
Q1:  What is a “Rule 10b5-1 trading plan” and how do I establish such a plan?
A1:  Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), permits the use of trading plans (commonly referred to as “10b5-1 plans”) as an affirmative defense to a charge of insider trading, provided that the plan satisfies the conditions of Rule 10b5-1(c).
U.S. insider trading laws permit a person to establish a 10b5-1 plan at a time when the person is not aware of any material non-public information about HP and then trade in HP securities at a later time, even if that person is aware of material non-public information about HP at the time of the transaction, provided that certain specified conditions are met. A 10b5-1 plan must, among other things:
•specify the amount of securities you plan to purchase or sell, the price at which you plan to purchase or sell those securities, and the date on which the securities are to be purchased or sold; or

•include a written formula for determining the amount, price and date of the transaction; or
•otherwise not permit you, as the creator of the plan, any subsequent influence over how, when and whether to conduct the purchases or sales (you must delegate those decisions to a person--generally a broker--who is not aware of any material non-public information about HP and you must not provide such person any material non-public information about HP).
All 10b5-1 plans will be reviewed prior to implementing any such plan, contract or instruction for compliance with Rule 10b5-1 and HP’s policies.  In addition, 10b5-1 plans adopted by members of HP Inc.’s Board of Directors (“BoD Members”), executive officers and other members of the executive leadership team are required to be reviewed and approved by the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees).  As such, if you are a BoD Member, executive officer or member of the executive leadership team and wish to implement a 10b5-1 plan, you must first request and obtain pre-clearance of the plan with the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) prior to the entry into the plan.
A 10b5-1 plan can only be entered into during an open trading window and in any event at a time when you are not aware of material non-public information.  Additionally, you must enter into the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Exchange Act. You must act in good faith with respect to the 10b5-1 plan for the entirety of its duration.
For information about establishing a 10b5-1 plan, please contact HP’s Global Equity team at global.equity@hp.com.  The Global Equity team will connect you with the appropriate broker that administers 10b5-1 plans to discuss the terms of and enter into an agreement for a 10b5-1 plan.
Q2:  When can I enter into a 10b5-1 plan?  How soon can I begin trading under a 10b5-1 plan?
A2:  You may only enter into a 10b5-1 plan during an open trading window, when you do not otherwise possess material non-public information.
Sales of shares under the 10b5-1 plan may not start until the expiration of a “cooling-off period” per the below:
•If you are a BoD Member or a Section 16 Officer[2] (or a family member of such a person or an entity controlled by such a person): the later of (1) 90 days after adoption of the 10b5-1 plan and (2) two business days following the filing of the Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 plan was adopted; provided, however, that the required cooling-off period shall in no event exceed 120 days.[3]
•For any other person: 30 days after adoption of the 10b5-1 plan.
Q3:  Can I change or early terminate my 10b5-1 plan?
A3:  HP policy is that you may not change your 10b5-1 plan once you have entered into a plan.  Exceptions to this policy will only be granted in highly exceptional situations, with prior approval by HP’s Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees). Changes to your 10b5-1 plan create the perception that you may be manipulating the plan to benefit from material non-public information, jeopardizing the availability of the affirmative defense to insider trading provided by Rule 10b5-1.   Note that a modification to the amount, price or timing of the purchase or sale of the securities underlying the 10b5-1 plan will be treated as a termination of the current 10b5-1 plan and the creation of a new plan and will be subject to all the requirements regarding establishment of a new 10b5-1 plan, including the “cooling-off period” discussed above (see Question 2).
Similarly, HP policy is that you may not early terminate a 10b5-1 plan (i.e., terminate the plan before it terminates upon the occurrence of the termination events set forth in the agreement governing the 10b5-1 plan).  As with plan changes, termination of a plan may create the appearance that the plan is being manipulated, jeopardizing the availability of the affirmative defense to insider trading available under Rule 10b5-1. Exceptions to this policy will only be granted in highly exceptional situations, with prior approval by HP’s Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees).  If you terminate a 10b5-1 plan, you may not enter into another such plan until at least sixty (60) calendar days after the termination date of the prior plan, except as approved by the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees).  The creation of a new plan will be subject to all requirements of establishing a new plan, including applicable cooling-off periods.
We encourage you to carefully consider and review the terms of a 10b5-1 plan with your advisors before you enter into a plan, since it will be difficult to modify or terminate a plan after you enter into it.  Modifications or early terminations of 10b5-1 plans without the prior approval of HP’s Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) will violate HP’s Insider Trading Policy and Integrity at HP (formerly, the Standards of Business Conduct).
Q4:  I have a 10b5-1 plan in place, but it does not cover all of my shares.  May I enter into a second 10b5-1 plan to cover my remaining shares?
A4:  Generally, you may only have one 10b5-1 plan effecting trades at a time.[4]
HP policy permits you to have up to two 10b5-1 plans in place at the same time (but not trading at the same time) so long as trading under the later-commencing plan is not authorized to begin until after all trades under the earlier-commencing plan are completed or expire without execution and otherwise meets all the conditions set forth in Rule 10b5-1. However, if the first plan is terminated early, the first trade under the later-commencing plan must not be scheduled to occur until after the cooling off periods described above (see Question 2) following the termination of the earlier plan.
Q5: Are there any other limitations on the number of 10b5-1 plans I can have in place?
A5:  In any 12-month period, you may not enter into more than one “single-trade” 10b5-1 plan (i.e., a 10b5-1 plan designed to effect the open market purchase or sale of the total amount of HP securities subject to the plan as a single transaction).[5]
Q6:  What types of securities can I sell under a 10b5-1 plan?
A6:  You may sell under a 10b5-1 plan shares of HP common stock, including shares held in the HP employee stock purchase plan (“ESPP”) or shares acquired as a result of the vesting or exercise of restricted share units (“RSUs”), dividend equivalent units (“DEUs”), options, performance-adjusted restricted stock units (“PARSUs”) and stock appreciation rights (“SARs”).
Q7:  I live outside the United States.  Can I still enter into a 10b5-1 plan?
A7:  10b5-1 plans are not available to employees located in certain countries outside the United States.  Please contact HP’s Global Equity team at global.equity@hp.com to ask if you may enter into a 10b5-1 plan in your country.

Q8:  I am a BoD Member or Section 16 Officer.  Is there any other specific requirement that applies?
A8: For BoD Members and Section 16 Officers (including family members of such persons or entities controlled by such persons), 10b5-1 plans must include the following certifications: (1) you are not aware of any material non-public information about HP or HP’s securities; and (2) you are adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.  This certification is included in the form of plan.
All 10b5-1 plans entered into by a BoD Member or Section 16 Officer are required to be reviewed and approved by the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) for compliance with Rule 10b5-1 and HP’s policies concerning such plans (which may include additional blackout periods), prior to implementing any such plan, contract or instruction.  As such, if you wish to implement a 10b5-1 plan, you must first pre-clear the plan with the Chief Legal Officer or Deputy General Counsel, Corporate (or their respective designees) prior to the entry into the plan.
In addition, there are also quarterly Exchange Act disclosure requirements (as part of the 10-Q/10-K) for Rule 10b5-1 plans and certain other trading arrangements entered into by BoD Members or Section 16 Officers, which include disclosing the material terms (other than price) of such trading plans or arrangements.

[1] All references in these FAQs to “you” should be read to include family members who either share the same household with you or do not share the same household, but whose transactions you direct, influence or control, as well as any entities you control.
[2] A Section 16 Officer is a HP Inc. officer that is required to file reports (e.g., Forms 4) under Section 16 of the Exchange Act disclosing transactions in HP’s stock.  Please contact Insidertradingcompliance@hp.com if you are unsure whether you are a Section 16 Officer.
[3] For example, if a 10b5-1 plan were adopted on September 1 (during HP’s fourth fiscal quarter and shortly after the trading window opens), the cooling off period would continue until the later of November 30 (90 days after adoption of the plan) or two business days after the filing of HP’s Form 10-K. HP’s Form 10-K is usually filed in early December.  If the Form 10-K were filed on December 6, then the cooling off period would continue through December 8 (and trades could not start under the plan until after the period has expired).
[4] An exception to this restriction applies for eligible “sell to cover” plans authorizing certain tax withholding sales.  Among other requirements, an eligible “sell to cover” plan is one that authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory equity award (excluding options) and for which the plan participant does not exercise control over the timing of such sales.
[5] This prohibition does not apply to eligible “sell to cover” plans authorizing certain tax withholding sales.  See footnote 5 for additional information.